UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 28, 2014

BIND THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36072	56-2596148
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

325 Vassar Street, Cambridge, Massachusetts 02139

(Address of principal executive offices) (Zip Code)

(617) 491-3400

(Registrant’s telephone number, include area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02. Termination of a Material Definitive Agreement.

On June 28, 2014, BIND Therapeutics, Inc. (the “Company”) received notice that Amgen, Inc. (“Amgen”) would not exercise its exclusive option to select a novel Accurin candidate to further develop, manufacture and commercialize under the Amended and Restated License Agreement, effective January 7, 2013 (as amended, the “Agreement”) between the Company and Amgen. The Agreement provided that Amgen’s failure to exercise its option constituted an automatic termination of the Agreement, effective July 7, 2014.

Under the Agreement, the Company and Amgen collaborated to develop a nanomedicine for treating solid cancer tumors based on the Company’s platform for targeted and programmable nanomedicines and Amgen’s undisclosed proprietary cancer compound. Amgen had twelve months from the effective date of the Agreement to exercise its option to select an Accurin to further develop, manufacture and commercialize. In December 2013, the option period was extended by six months to July 7, 2014 to allow for completion of the research plan. The Agreement further provided that, if Amgen failed to exercise its option, the Company had the right to exercise an exclusive option to obtain a license from Amgen to develop, manufacture and commercialize Accurins containing the Amgen therapeutic payload. The Company has notified Amgen that it will not exercise this option.

The Company did not incur any early termination penalty in connection with the termination of the Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIND THERAPEUTICS, INC.

Date: July 2, 2014	By:	/s/ Scott Minick

Scott Minick
President and Chief Executive Officer